Exhibit 99.1

Hauser, Inc.

20710 S. Almeda Street

Long Beach, CA 90817-1107

June 28, 2002

Securities and Exchange Commission

450 5th Street, NW

Washington, DC 20549

Ladies and Gentlemen:

Pursuant to Securities and Exchange Commission Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02, this letter is to confirm that Hauser Inc. has received assurance from its independent public accountants, Arthur Andersen LLP (“Arthur Andersen”), that Arthur Andersen’s audit of our consolidated financial statements as of  March 31, 2002 and for the year then ended (the “Audit”) was subject to Arthur Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the Audit.

Hauser Inc

/s/Tom Hanlon
Chief Financial Officer

End of Filing